Company Contact:	Investor Relations Contacts:
Bill Larkin, CFO	Lippert / Heilshorn & Associates
Fuel Systems Solutions, Inc.	Kirsten Chapman/ Cathy Mattison
(714) 656-1320	cmattison@lhai.com
(415) 433-3777

Fuel Systems Solutions Promotes Roberto Olivo to COO and Richard Nielsen to New General Manager for IMPCO Technologies

SANTA ANA, Calif., Nov. 17, 2008 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) promoted Roberto Olivo, 54, to chief operating officer and he will report to Mariano Costamagna, chief executive officer. Richard Nielsen, 52, will become the general manager for IMPCO Technologies and report to Olivo. Both positions will be effective January 1, 2009.

“To further capitalize on the rapid growth and increased international scope of our operations, we created the chief operating officer position. With his extensive knowledge of the automotive industry and experience in leading our industrial business, Roberto is ideally suited to take leadership in driving synergies and operating efficiencies across our production and engineering platform,” said Costamagna. “In addition, for over ten years, Richard has been a major player in building the industrial business and his long standing relationships with key customers have been invaluable to IMPCO.”

Olivo began serving as general manager for IMPCO in 2007. Prior to which, he was based in Cherasco, Italy, where he was responsible for various projects at the company’s transportation subsidiary, BRC, since 2004. Prior to working for Fuel Systems and beginning in 2000, Olivo was an independent management consultant specializing in the automotive industry. In this capacity, he worked on several projects for Fuel Systems’ BRC subsidiary as well as clients such as Fiat, Ferrari Maserati Group and Daimler Chrysler. He has served in numerous countries outside his native Italy, including Germany and The Netherlands, and is proficient or fluent in English, German, French, Dutch/Flemish and Spanish.

After joining IMPCO in 1998, Nielsen served in various roles of increasing responsibility and most recently as director of sales and marketing. Prior to IMPCO, he held various sales, marketing, and training positions at Superior Propane, Canada's largest propane wholesaler and retailer. Nielsen began his automotive career at Advanced Automotive, one of Canada's leading automotive conversion facilities.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS), a U.S.-based company, delivers alternative fuel solutions for transportation and industrial applications that reduce emissions, displace petroleum and generate savings, which is extremely relevant today. The company is comprised of two subsidiaries, industrial under IMPCO Technologies and transportation under BRC. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors.

Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe,

Australia and North America. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.fuelsystemssolutions.com.